Exhibit 10.11

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is made and entered into this 28th day of September, 1999, by and among MADISON RIVER TELEPHONE COMPANY, LLC, a Delaware limited liability company (“MRTC”), GULF MERGER CORPORATION, an Alabama corporation (“GMC”), GULF COAST SERVICES, INC., an Alabama corporation (“GCSI”), the members of all of the issued and outstanding capital stock of GCSI (the “GCSI Stockholders”), and REGIONS BANK, an Alabama banking corporation (“Escrow Agent”), MRTC, GMC, GCSI, the GCSI Stockholders and Escrow Agent are hereinafter sometimes referred to, collectively, as the “Parties.”

WHEREAS, on even date herewith, GMC will merge with and into GCSI pursuant to the terms of that certain Agreement and Plan of Merger dated May 9, 1999, by and between MRTC and GCSI, as amended by that certain First Amendment to Agreement and Plan of Merger dated July 2, 1999, that certain Second Amendment to Agreement and Plan of Merger dated August 24, 1999, and that certain Third Amendment to Agreement and Plan of Merger dated September 28th, 1999 (the “Merger Agreement”); and

WHEREAS, as specified in the Merger Agreement, there are certain issues pertaining to GCSI and its subsidiary corporations which remain unresolved as of the date of this Agreement and which likely will remain unresolved as of the date of the Closing under the Merger Agreement; and

WHEREAS, GCSI wishes to provide a fund to pay various amounts due as set forth below; and

WHEREAS, GCSI has represented to MRTC that GCSI has in place various insurance policies insuring GCSI, GTC, their officers and directors, and has represented to MRTC that GCSI has obtained binders for aggregate insurance coverage of $10,000,000 (the “Insurance Policies”); and

WHEREAS, the Merger Agreement contemplates the execution and delivery of this Agreement and the deposit by Regions Bank, as Paying Agent under that certain Paying Agent Agreement of even date herewith, with Escrow Agent the Escrow Amount in the sum of $25,000,000 (the “Escrow Fund”), which amount shall be available to provide for the payment of any amount due with respect to the matters set forth in this Escrow Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties hereby agree as follows:

1. Capitalized Terms. Capitalized terms used in this Agreement and not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

2. Appointment of Escrow Agent. MRTC, GMC, GCSI and the GCSI Stockholders hereby irrevocably appoint Escrow Agent to receive, hold, administer, safeguard and disburse the Escrow Fund, as hereinafter defined, in accordance with this Agreement, and Escrow Agent hereby accepts such appointment, all subject to and upon the terms and conditions set forth herein.

3. Establishment of Escrow Fund. Upon receipt of the Escrow Fund and immediately following the Effective Time, Paying Agent shall transfer and deliver to Escrow Agent immediately available funds in an amount equal to the Escrow Fund, which the Parties agree shall be $25,000,000. Escrow Agent hereby agrees to receive, hold, administer, safeguard and disburse the Escrow Fund pursuant to the terms and conditions of this Agreement.

4. Escrow Committee. The Escrow Committee shall consist of the following members: a representative of MRTC, a representative of the GCSI Stockholders and a third party designated by the members of the Escrow Committee. The third member of the Escrow Committee shall be a qualified person with prior judicial experience or with other relevant experience. Such third member shall not have previously represented the MRTC, GCSI or its subsidiaries, or any shareholder or ESOP participant. The reasonable fees and expenses of such third member shall be paid out of the Escrow pursuant to the terms of a written agreement approved by the other members of the Escrow Committee. Such third member may be removed by agreement of the MRTC and the representative of the GCSI Stockholders, for any or no reason, upon seven (7) days’ notice. The representative of the majority shareholders, who shall initially be selected by Marjorie Y. Snook, shall be replaced only upon nomination of a replacement by Ms. Snook and confirmed by a majority vote of the GCSI stockholders voting. The representative of the GCSI Stockholders and MRTC may receive reimbursement for all expenses associated with their work on the Escrow Committee, as provided herein. Except as otherwise specified herein, all actions taken by the Escrow Committee must be confirmed in writing by a majority of all members.

5. Investment of Escrow Fund. At the Escrow Committee’s written request, Escrow Agent shall invest the Escrow Fund in one or more permitted investments reasonably satisfactory to the Parties; provided, however, that the terms and conditions of the investments shall be such as to permit Escrow Agent to make prompt payment of the Escrow Fund, as necessary. Notwithstanding the foregoing, the permitted investments shall include only the following types of investments: (a) bonds, notes, debentures, stock or other securities or obligations issued by or guaranteed by the United States government or any agency or instrumentality thereof; (b) bonds, notes, debentures, stock, commercial paper, subordinated capital certificates or other securities or obligations of institutions whose senior unsecured debt obligations are rated by at least two nationally recognized rating organizations in either of its two highest categories; (c) any deposit that is fully insured by the United States government; and (d) any mutual funds comprised primarily of the permitted investments listed in (a), (b) and (c) of this Section 5. Escrow Agent shall distribute one half of all net income and earnings on the Escrow Fund to the GCSI Stockholders at least quarterly on a prorata basis based on the number of issued and outstanding GCSI Shares immediately prior to the Effective Time. The remaining one-half of such net income shall be added to the Escrow Fund.

6. Escrow Fund. The Parties agree that the Escrow Fund shall be held and disbursed by Escrow Agent under the following terms and conditions:

(a) Through a disbursement notice signed only by Paul H. Sunu of MRTC or such other person designated in writing by MRTC to Escrow Agent from time to time, MRTC may draw upon the Escrow Fund to pay expenses (including, but not limited to, attorneys’ fees but excluding any allocation of costs of MRTC or GCSI salary or general overhead expenses) incurred by MRTC, GCSI or any of their subsidiaries or affiliates, in connection with investigating, defending, settling or prosecuting any action, suit, proceeding, declaratory judgment action, claim, counterclaim, dispute or litigation (other than claims covered under the workers’ compensation laws of the State of Alabama) (individually or collectively, “Proceedings”) which:

(1) as of this date have a court docket number; or

(2) (i) arise from claims, counterclaims, crossclaims or circumstances referenced in any Proceedings described in (1) above; and (ii) which are filed on behalf of any current or future claimant in such Proceedings described in (1) above or any similarly situated claimant in any future Proceedings.

MRTC shall give the Escrow Committee advance notice of at least fifteen (15) business days prior to any such payments, along with copies of supporting invoices. The Escrow Committee shall have the right to object to any payment which it decides is not a bona fide payment to a third party, and shall have the right to obtain reimbursement of such payments either from the party to whom payment was made or the party on whose behalf payment was made. In addition, MRTC may draw upon the Escrow Fund to pay insurance premiums for a sixty-month, $10,000,000 supplemental directors and officers liability policy. It is the understanding of the Parties that such policy will not cover any matter related to a Proceeding.

(b) The Escrow Fund may also be drawn upon to pay any or all of the following amounts, through a disbursement notice signed by a majority of the members of the Escrow Committee:

(1) any deficiency in the Minimum Cash Amount as determined by the Final Closing Date Financial Statements;

(2) unpaid obligations of GCSI (or amounts required to settle any such matters) set forth in subsections 5.1(b)(i), (ii) and (iii) of the Merger Agreement, as determined by a Final Closing Date Financial Statements; and

(3) amounts constituting or satisfying any and all actions, suits, proceedings, claims, liabilities, demands, settlements, assessments, judgments, interest, penalties, costs and expenses, including reasonable attorneys’ fees (whether or not incurred in connection with investigating, defending, settling or prosecuting any action, suit, proceeding or claim against MRTC, GCSI, the ESOP or any affiliate, officer director or employee thereof hereunder), incident to any Proceedings referred to in paragraph (a) of this Section 6.

(c) In its sole discretion, and through a disbursement notice signed only by MRTC, MRTC may, upon confirmation of irrevocable insurance coverage, without reservation, instruct Paying Agent to release an amount equal to the directors and officers insurance coverage in place and available to satisfy any amounts payable under each of the provisions of this Section 6.

(d) The Escrow Fund shall, upon notice to the Escrow Agent by NIRTC, be drawn upon to satisfy any final non-appealable judgment, plus post-judgment interest, if applicable, against MRTC, GCSI, the ESOP or any of their affiliates, officers, directors, or trustees, or employees in any Proceedings referred to in paragraph (a) of this Section 6.

(e) After (and not before) the earlier of: (i) a final, non-appealable resolution of all proceedings referred to in paragraph (a) of this Section 6 filed within three (3) years from the date hereof; (ii) a final non-appealable resolution of all claims arising from claims or circumstances described in any Proceedings which as of this date have a court docket number and which is binding, as a matter of law, on all Claimants; or (iii) three (3) years, in the event that no claims referred to in paragraph (a) of this Section 6 are pending and no claims described in (e)(ii) above are filed within such three (3) year period; and upon finalization and payment of all matters to be determined under paragraph (a) of this Section 6, the Escrow Committee shall cause the Escrow Agent to disburse the remainder of the Escrow Fund. Upon receipt of a disbursement notice signed by all members of the Escrow Committee, the Escrow Agent shall pay to MRTC any amounts due under this Agreement, and thereafter, to each GCSI Stockholder that has previously surrendered, or subsequently surrenders, such certificate(s) (other than certificates representing Dissenting Shares) a pro rata share (based on the number of issued and outstanding GCSI Shares immediately prior to the Effective Time) of the remaining Escrow Fund for each GCSI Share represented by the surrendered certificate(s), which amount shall be paid by Escrow Agent within five (5) business days of receipt of the disbursement notice. The disbursement notice shall specify any and all amounts to be paid and the recipients of the amounts specified in such notice.

(f) For amounts referenced in paragraphs (b)(1) and (2) of this Section 6, such amounts must exceed a threshold of $25,000.00 per item and such amounts may not exceed $2,000,000 in the aggregate.

7. Duties of Escrow Agent. In administering and disbursing the Escrow Fund pursuant to this Agreement, Escrow Agent agrees that it will comply with the following duties and obligations:

(a) Escrow Agent shall make payments from the Escrow Fund only as specified in this Agreement.

(b) Each document received by Escrow Agent relating to its duties hereunder shall be dated and time stamped when received.

(c) Escrow Agent shall forward to the other Parties a quarterly report of the payments made, the payees thereof and the then balance in the Escrow Fund.

8. Escrow Agent.

(a) Escrow Agent shall be entitled to rely upon any signature, paper or other document believed by it to be genuine, without actual notice of changed conditions or status of any person, firm or corporation executing the same and shall not be required to audit or substantiate the proper application of any funds disbursed pursuant to a properly executed disbursement notice.

(b) When all funds received or to be received by Escrow Agent hereunder, or pursuant hereto, have been released, delivered or otherwise disposed of as provided herein, this Agreement shall thereupon terminate and Escrow Agent shall thereby be released and discharged from all further liability hereunder.

(c) The Parties do hereby acknowledge that Escrow Agent is a disinterested stakeholder and has no personal interest in this transaction. As a part of the consideration for Escrow Agent’s agreeing to act as Escrow Agent hereunder, MRTC, GMC and GCSI do hereby agree that Escrow Agent shall not be required to bring, to defend, or to otherwise enter into any litigation or legal proceedings of any type arising out of or which may in any way be connected with or affected by this Agreement or the performance of it. However, Escrow Agent may, in its sole discretion, bring, defend or otherwise participate in any such litigation or legal proceedings, and in such event, all of its costs, expenses, liabilities and reasonable attorney’s fees shall be borne by and properly paid or refunded out of the Escrow Fund, upon demand.

(d) In addition to all other rights and remedies which Escrow Agent might have hereunder, at any time which Escrow Agent is not reasonably sure of its rights or duties hereunder, or which there is a dispute or disagreement among or between any persons or parties whomsoever respecting any rights in or to the funds held hereunder or in any way affecting Escrow Agent’s rights or duties hereunder, then Escrow Agent shall be entitled to file any interpleader proceeding, to pay said funds into any court, to bring actions for declaratory judgements or for any other quasi-judicial relief or resolution of the disagreement, or it may decline performance from any duties hereunder and may call upon any interested party to seek judicial resolution;

(e) Escrow Agent shall be entitled to compensation (as payment in full) for the services to be rendered by Escrow Agent hereunder in the amount of five percent (5%) of the gross investment income generated under Section 5, which compensation shall be paid from the Escrow Fund. Escrow Agent also shall be entitled to reimbursement from the Escrow Fund for all reasonable expenses, disbursements and advances incurred or made by Escrow Agent in performance of its duties hereunder (including reasonable fees, expenses and disbursements of its counsel).

9. Ownership for Tax Purposes. The Parties agree that, for purposes of federal, state and other taxes based on income, the GCSI Stockholders will be treated as the owner of the Escrow Fund, and that the GCSI Stockholders will report all income, if any, that is earned on, or derived from, the Escrow Fund as its income in the taxable year or years in which such income is properly includible and pay any taxes attributable thereto.

10. Notices. All notices, requests, demands, claims and other communications under this Agreement will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given upon personal delivery to the intended recipient, or if (and then two (2) business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to MRTC, GMC or GCSI

Madison River Telephone Company, LLC

103 South Fifth Street

Mebane, North Carolina 27302

Attention: Paul H. Sunu

(919) 563-1500

(919) 563-4993 fax

With a copy to:

Bruce F. Metge, Esq.

Vice President and General Counsel

Madison River Communications, Inc.

103 South Fifth Street

Mebane, North Carolina 27302

(919) 563-8247

(919) 563-4993 fax

metgeb@gallatinriver.com e-mail

Larry E. Robbins, Esq.

Wyrick, Robbins, Yates & Ponton, LLP

Suite 300

4101 Lake Boone Trail

Raleigh, North Carolina 27607

(919) 781-4000

(919) 781-4865 fax

lrobbins@wyrick.com e-mail

If to the GCSI Stockholders:

Marjorie Y. Snook, as a Trustee of the John McClure Snook

Irrevocable Trust and the John McClure Snook Testamentary Trust

c/o M. Mort Swaim, Esq.

235 West Laurel Avenue

Foley, Alabama 36535

(334) 943-3999

(334) 943-3137 fax

swaimlaw@gulftel.com e-mail

Lyman F. Holland, Jr., as a Trustee of the John McClure Snook

Irrevocable Trust and the John McClure Snook Testamentary Trust

Hand Arendall, L.L.C.

Suite 3000

1st National Bank Building

P.O. Box 123

Mobile, Alabama 36601

(334) 432-5511

(334) 361-6375 fax

lymanh@handarendall.com e-mail

Robert L. Mackey, Jr., as Trustee

Of the Gulf Telephone Company

Employee Stock Ownership Plan

Gulf Coast Services, Inc.

P.O. Drawer 670

Foley, Alabama 36535

(334) 952-5350

(334) 943-7254 fax

With a copy to:

Mark D. Wilkerson, Esq.

Brantley & Wilkerson, P.C.

P.O. Box 830

Montgomery, Alabama 36101-0830

(334) 265-1500

(334) 265-0319 fax

mark@brantleywilkerson.com e-mail

C. Fred Daniels, Esq.

Cabaniss, Johnston, Gardner, Dumas & O’Neal

2001 Park Place North

Suite 700

Birmingham, Alabama 35203

(205) 716-5200

(205) 716-5389 fax

cfd@cabaniss.com e-mail

William H. Wasden, Esq.

Pierce, Ledyard, Lata & Wasden P.C.

Suite 500

41 North Beltline Highway

P.O. Box 16046

Mobile, Alabama 36616

(334) 344-5151

(334) 344-9696 fax

hww@pllaw.com e-mail

If to RTFC:

Rural Telephone Finance Cooperative

Woodland Park

2201 Cooperative Way

Herndon, Virginia 20171-3025

Attention: Loan Officer

(703) 709-6780 fax

If to Escrow Agent:

Regions Bank

Trust Department

104 St. Francis Street, 2nd Floor

P.O. Box 2527

Mobile, Alabama 36602

Attention: Robert B. Doyle

(334) 690-1452

(334) 690-1591 fax

bdoyle@regionsbank.com e-mail

With a copy to:

R. Gregory Watts

Johnstone, Adams, Bailey, Gordon & Harris, L.L.C.

Royal St. Francis Building

104 St. Francis Street

Mobile, Alabama 36602

(334) 432-7682

(334) 432-2800 fax

RGW@JohnstoneAdams.com e-mail

11. Jurisdiction, Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought against any of the Parties in the courts of the State of Alabama, County of Baldwin, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Alabama, which courts shall have exclusive jurisdiction over and venue for any such litigation. Each of the Parties hereby expressly consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and expressly waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any Party anywhere in the world.

12. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which, will constitute one and the same instrument.

13. Headings. The section headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

14. Severability. Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. It is expressly understood, however, that the Parties intend each and every provision of this Agreement to be valid and enforceable and hereby knowingly waive all rights to object to any provision of this Agreement.

15. Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. No Party may assign any of its rights or obligations under this Agreement without the express, prior written consent of all other Parties.

16. Waiver. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in a writing signed by the other Parties; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

17. Exclusive Agreement and Modification. This Agreement supersedes all prior agreements among the Parties with respect to the subject matter of this Agreement and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may of be amended except by a written agreement executed by MRTC, GMC, GCSI, the GCSI Stockholders, RTFC and Escrow Agent.

18. Governing Law. This Agreement shall be governed by the laws of the State of Alabama, without regard to conflicts of law principles.

[THE NEXT PAGE IS THE SIGNATURE PAGE]

IN WITNESS WHEREOF, the Parties have executed and delivered this Escrow Agreement of the day and year first written above.

“MRTC”

MADISON RIVER TELEPHONE, LLC,
a Delaware limited liability company

By:	/s/ J. Stephen Vanderwoude
	Its:	Chairman & CEO

“GMC”

GULF MERGER CORPORATION, an Alabama corporation

By:	/s/ J. Stephen Vanderwoude
	Its:	Chairman & CEO

“GCSI”

GULF COAST SERVICES, INC., an Alabama corporation

By:	/s/ Marjorie Y. Snook
	Its:	President/CEO

“Escrow Agent”

REGIONS BANK, an Alabama banking corporation

By:	/s/ Robert B. Doyle
	Its:	Vice President & Trust Officer

“Paying Agent”

REGIONS BANK, as Alabama banking corporation

By:	/s/ Robert B. Doyle
	Its:	Vice President & Trust Officer

“GCS/Stockholders”

/s/ Marjorie Y. Snook	(SEAL)
Marjorie Y. Snook

/s/ Dennis Leonard Kaiser	(SEAL)
Dennis Leonard Kaiser

/s/ Robert Howard Younce	(SEAL)
Robert Howard Younce

/s/ Dale Eugene Younce	(SEAL)
Dale Eugene Younce

/s/ Robert L. Mackey, Jr.	(SEAL)
Robert L. Mackey, Jr.

/s/ William Richard Mitchem	(SEAL)
William Richard Mitchem

/s/ Esther Holman Williams	(SEAL)
Esther Holman Williams

/s/ Woodard S. Setzer	(SEAL)
Woodard S. Setzer

/s/ Harold Killian	(SEAL)
Harold Killian

/s/ Ann Byrd	(SEAL)
Ann Byrd

Gulf Telephone Company Restated Employee Stock Ownership Plan

By:	/s/ Robert L. Mackey, Jr.

By:	/s/ Esther H. Williams

By:	/s/ Ann Byrd

Trusts Created Under John McClure Snook Irrevocable Trust Agreement dated December 23, 1993

By:	/s/ Marjorie Snook
Co-Trustee

By:	/s/ Lyman F. Holland Jr.
Co-Trustee